Exhibit 99.1

[INPHONIC LOGO]

InPhonic Receives NASDAQ Notice

Washington, D.C. – April 6, 2007 – InPhonic, Inc. (NASDAQ: INPC) (the “Company”), announced that the Company received, as expected, a NASDAQ Staff Determination letter on April 3, 2007, indicating that the Company is not in compliance with the NASDAQ continued listing requirements set forth in Marketplace Rule 4310(c)(14) because the Company has not yet filed its Form 10-K for the fiscal year-ended December 31, 2006. Marketplace Rule 4310(c)(14) requires the Company to file with NASDAQ copies of all reports filed or required to be filed with the U.S. Securities and Exchange Commission. The Company will appeal this determination and request a hearing before the NASDAQ Listing Qualifications Panel. The Company’s appeal and hearing request will automatically stay the delisting of the Company’s common stock at least until the hearing is held (generally within 30 to 45 days from the request for such hearing). The Company is committed and fully expects to regain compliance with all SEC filing requirements and all NASDAQ listing requirements, as soon as possible.

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ:INPC—News) is a leading online seller of wireless services and products. InPhonic sells these services and devices through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly (www.wirefly.com), a leading one-stop comparison mobile phones and wireless plans shopping site that has been awarded “Best of the Web” by Forbes magazine and “Best in Overall Customer Experience” by Keynote Performance Systems. InPhonic also delivers a full range of MVNO and mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. Among many awards in its history, InPhonic holds the distinction as #1 Company of the Year on the INC. 500 for 2004. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com.

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“Safe Harbor” Statement—Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

InPhonic, Inc.

Gary Tiedemann, 202-350-6107

investor@inphonic.com

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